BIOSHAFT WATER TECHNOLOGY INC.
ANNOUNCES AGREEMENT IN QATAR

Irvine, California (July 1, 2008) BioShaft Water Technology Inc. (the "Company" or "BioShaft") (OTC BB: BSHF) is pleased to announce that it has signed an agreement with Al Tawfeeq, a wholly owned subsidiary of Al Hashemi Group based in Qatar.

Al Tawfeeq will provide BioShaft with a local contact in Qatar. Al Tawfeeq’s business provides them with knowledge of opportunities for waste water treatment plants and they will work with BioShaft for the submission of tenders, strategies on participation, and assistance with staffing in the local market. Al Tawfeeq will also assist in plant and material importation, material sourcing and the selection of subcontractors.

Al Hashemi was established in Qatar in 1955 and is a leading contracting company specializing in construction activities, oil & gas services, infrastructure and utilities based construction. Al Hashemi has worked on more than 18 sewage treatment projects ranging in size from US $3 Million up to US $30 Million. Al Hashemi generates approximately US $500 Million in annual revenues.

“This agreement with Al Tawfeeq gives us a local presence in Qatar with a well established Company. They will assist us with potential bid opportunities and work with BioShaft to establish a presence in the region so that we can build our business in Qatar.” Said Dr. Hans Badreddine, CEO of BioShaft

“We live in one of the driest region of the world where water is a very valuable resource. Our association with professional and efficient water recycling systems such as the one produced by BioShaft will particularly contribute to the protection of this valuable resource and generally enhance the environmental protection endeavor; an aim which is globally pursued.” Said Ahmad Al Hashemi, President of Al Hashemi Group.

For further information, please contact:
Corporate Communications at (888) 299-1989
Samantha@bioshaft.com

About Bioshaft Water Technology Inc.

BioShaft is an innovative wastewater treatment technology based on Bio-Filtration utilizing sludge carriers. It is patented in the United Kingdom and the patent is pending in the United States. The plants have many benefits over traditional waste water treatment systems - almost no odor – the plants are considered odorless; the system virtually eliminates sludge, the system has much lower energy consumption, and less significant land requirements. For further information visit the company’s website www.bioshaft.com

This document contains statements about expected or anticipated future events that are forward-looking in nature and as a result, are subject to certain risks and uncertainties, such as general economic, market and business conditions, technical issues, competitive and general economic factors and conditions, the uncertainties resulting from potential delays or changes in plans, the occurrence of unexpected events, and the Company's capability to execute and implement its future plans. Actual results may differ materially from those projected by management. For such statements, we claim the safe harbour for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.